Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

between

830 WINTER STREET LLC
as Seller

and

INTERCONTINENTAL REAL ESTATE INVESTMENT FUND III, LLC
as Purchaser

of

830 Winter Street, Waltham, Massachusetts

Table of Contents

1.	Property Identification

2.	Purchase Price

3.	Deposit

4.	Title and Survey Matters
	4.1	Update of Title and Survey
	4.2	Approval of Title and Survey

5.	Inspection; Property Contracts
	5.1	Access
	5.2	Termination of Property Contracts

6.	Conditions Precedent, Casualty Damage or Condemnation
	6.1	Conditions Precedent
	6.2	Seller’s Obligations
	6.3	Risk of Loss
	6.4	Condemnation
	6.5	Leasing & Other Activities Prior to Closing

7.	Representations, Warranties and Covenants
	7.1	Seller’s Representations
	7.2	Seller; Seller’s Knowledge
	7.3	Purchaser’s Representations
	7.4	Property Conveyed “As Is”
	7.5	Certain Reports

8.	Closing
	8.1	Closing Date
	8.2	Seller’s Deliveries
	8.3	Purchaser’s Deliveries
	8.4	Costs and Prorations
	8.5	Possession

9.	Praecis Lease

10.	Real Estate Commissions

11.	Termination and Default
	11.1	Termination by Purchaser
	11.2	Purchaser’s Default
	11.3	Seller’s Default

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12.	Miscellaneous
	12.1	Entire Agreement
	12.2	Binding On Successors and Assigns
	12.3	Assignment by Purchaser
	12.4	Waiver
	12.5	Governing Law; Consent to Jurisdiction
	12.6	Counterparts
	12.7	Notices
	12.8	Attorneys’ Fees
	12.9	IRS Real Estate Sales Reporting
	12.10	Time Periods
	12.11	Modification of Agreement
	12.12	Further Instruments
	12.13	Descriptive Headings
	12.14	Time of the Essence
	12.15	Business Day
	12.16	Construction of Agreement
	12.17	Execution by Officer of Seller
	12.18	Execution by Officer of Purchaser
	12.19	JURY TRIAL WAIVER
	12.20	Survival
	12.21	Submission Not an Offer or Option

13.	General Escrow Provisions

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REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 11, 2005, by and between 830 Winter Street LLC, a Delaware limited liability company (the “Seller”), with an address of 830 Winter St., Waltham, Massachusetts  02451, and Intercontinental Real Estate Investment Fund III, LLC, a Massachusetts limited liability company  (the “Purchaser”), with an address at 1270 Soldiers Field Road, Boston, Massachusetts, 02135.

1.                                 Property Identification.  Subject to the terms and provisions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller:

(a)                                  Fee simple title to all of the land located at 830 Winter Street, Waltham, Massachusetts, more particularly described on Exhibit 1(a) attached hereto, together with all privileges, rights, easements, and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

(b)                                 The three (3) story office/laboratory building containing approximately 179,855 square feet (as per the modified BOMA standards) of floor area located on the Land and all other structures and other improvements situated upon the Land and all fixtures, systems and facilities owned by Seller and located on the Land (collectively, the “Improvements”).

(c)                                  All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located at or used in connection with the operation of the Land or Improvements, including the tangible personal property listed on Exhibit 1(c) attached hereto, but specifically excluding those items of personal property set forth on the attached Exhibit 1(c-1)  (collectively, the “Personal Property”).

(d)                                 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title and interest in all (i) warranties, guaranties and indemnities by and claims against third parties relating to components of the Improvements or Personal Property (including without limitation, any guarantees or warranties, if any, with respect to the roof, heating system and other building systems), (ii) licenses, permits, approvals, development rights, certificates, variances, consents and similar documents evidencing rights relating to the Land or the Improvements, (iii) logos and trade names currently used in the operation of the Land and Improvements, and (iv) plans, specifications, drawings, surveys, engineering and other design products, soils (including borings) tests and reports, project budgets and schedules, and other technical descriptions and documents relating to the Land, Improvements and Personal Property, in each case only to the extent that Seller has such items in its possession or within its control after reasonable efforts and may legally transfer the same (collectively, the “Intangible Property”).

(e)                                  All of Seller’s rights, if any, in all service, supply and equipment rental contracts affecting the Land or Improvements (collectively, the “Property Contracts”) including, without limitation, those Property Contracts listed on Exhibit 1(f) attached hereto, to the extent Seller is entitled to transfer the same to Purchaser and Purchaser does not elect to have Seller terminate them in accordance with Section 5.2 below.

The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Intangible Property and Property Contracts are hereinafter sometimes referred to collectively as the “Property.”

2.                                 Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Fifty-One Million Two Hundred Fifty Thousand and 00/100 Dollars ($51,250,000.00).  The Purchase Price, subject to adjustment as provided herein, shall be paid on the Closing Date (as defined below) by wire transfer of immediately available federal funds.

3.                                 Deposit.  Purchaser has heretofore deposited One Million and 00/100 Dollars ($1,000,000) in escrow (the “Initial Deposit”)with the Escrow Agent (defined below) which is being held, and will continue to be held, as set forth below.  Within two (2) days of receipt by Purchaser of a fully executed, counterpart original of this Agreement, Purchaser shall deposit,  by wire transfer or check, an additional One Million and 00/100 Dollars ($1,000,000) (together with the Initial Deposit, the “Deposit”) with First American Title Insurance Company  (the “Escrow Agent”), having an address at Prudential Center, 101 Huntington Avenue, Boston, MA  02199.  The Deposit has and shall continue to be held in a segregated, interest-bearing account reasonably approved by Seller and Purchaser.  The Deposit (including any interest earned thereon) shall be applied to the Purchase Price if the Closing occurs.  In the event that the Closing does not occur by the Closing Date (as defined below), interest on the Deposit shall be paid to the party entitled to receive the Deposit in accordance with the terms of this Agreement.  Any taxes due on such interest income shall be the sole responsibility of Purchaser.  Purchaser will provide to the Escrow Agent a form W-9 for the reporting of such interest income.

4.                                 Title and Survey Matters.

4.1                                 Update of Title and Survey.  Purchaser has performed all survey diligence that it desires to undertake, and has caused to be issued a commitment for an owner’s policy of title insurance (the “Title Commitment”), in the amount of the Purchase Price, issued by the Escrow Agent (the “Title Company”), a copy of which is attached hereto as Exhibit 4.1.

4.2                                 Approval of Title and Survey.

(a)                                  As used herein, the term “Permitted Exceptions” means: (i) all matters shown on Schedule B — Section 2 of the Title Commitment, except for Items 3 and 4 (but with respect to Item 4, subject to clause (ii) below), and all matters that would be shown by an ALTA/ACSM survey of the Real Property performed as of the date hereof; and (ii) all matters, whether or not of record, to the extent caused by Purchaser or its agents, representatives or contractors.

(b)                                 If, after the date of this Agreement, title to the Real Property becomes encumbered by any matter (including, without limitation, an attachment or lis pendens) other than a Permitted Exception, Seller shall use reasonable efforts to correct any such encumbrance, except that (i) Seller shall in no event be required to bring suit or otherwise initiate any legal proceedings to clear any such encumbrance and (ii) other than for any Seller Encumbrances (as defined below), Seller shall not be required to expend more than a total of Twenty Thousand Dollars ($20,000.00) to cure such encumbrances.  If, despite such reasonable efforts, Seller does not remove (by bonding or otherwise) any such encumbrance to the reasonable satisfaction of the Title Company on or prior to the Closing Date (as the same may be extended as set forth below), then Purchaser shall have the option, exercisable by written notice delivered to Seller by 10:00 A.M. on the Closing Date, of either (y) accepting the title as it then is and closing or (z) terminating this Agreement, in which event the Deposit shall be returned immediately to Purchaser and Seller shall reimburse Purchaser for Purchaser’s documented reasonable out-of-pocket third party diligence expenses related to the Property not to exceed $25,000, and thereupon, neither party shall have any further obligation or liabilities under this Agreement, except as otherwise stated herein.  As used herein, the term “Seller Encumbrance” shall mean (1) any mortgage or deed of trust or other monetary lien voluntarily granted or expressly assumed by Seller and encumbering the Property or (2) any and all judgments or mechanic’s or supplier’s liens encumbering the Property arising from work performed or materials furnished at the Property by or on behalf of Seller.  In any event, all Seller Encumbrances must be satisfied by Seller on or prior to the Closing Date (as the same may be extended as set forth below) or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller.

(c)                                  If, despite reasonable efforts consistent with the foregoing provisions of this Section 4.2, Seller is unable to cure any encumbrance which arises after the date of this Agreement, other than a Permitted Exception, in each case prior to the scheduled Closing Date, and such title or survey objection or encumbrance can reasonably be cured within thirty (30) days of the scheduled Closing Date with reasonable efforts consistent with the foregoing provisions of this Section 4.2 (i.e. limit on expenditures of Twenty Thousand Dollars ($20,000.00) and no obligation to bring suit, etc.), Seller shall have the right to extend the Closing Date for a period of up to thirty (30) days exercisable by written notice to the Purchaser received by Purchaser by 5:00 P.M. on the last Business Day prior to the Closing Date (an “Extension Notice”) in order to provide additional time for such cure.  Upon exercise of any such extension right, the term “Closing Date” as used herein shall mean the date set forth in such Extension Notice.  During such extended period, Seller shall continue to use commercially reasonable efforts consistent with the foregoing provisions of this Section 4.2 to cure such matters.

(d)                                 Seller agrees that after the date hereof through the Closing or termination of this Agreement, Seller shall not solicit offers from other parties for the purchase of the Property or any interest therein.

5.                                 Inspection; Property Contracts.

5.1                                 Access.

(a)                                  Purchaser acknowledges that it, or its duly authorized agents or representatives, have received (i) copies of all applicable books and financial records relating to the Property and the operation and maintenance thereof, and (ii) the items listed on Exhibit 5.1, in each case to the extent currently within Seller’s possession or control or available to Seller after reasonable inquiry or effort (collectively, the “Inspection Records”).  Seller makes no representations or warranties as to the content or accuracy of any Inspection Records.

(b)                                 In the event the Closing does not occur for any reason, Purchaser shall return to Seller all Inspection Records and any and all other materials and information with respect to the Property provided to Purchaser by Seller or its agents, including any photocopies thereof.  In any event, Purchaser shall:  (i) maintain the confidentiality of the results of its investigation and all materials delivered by Seller; (ii) disclose such materials only to its employees, agents, prospective investors, partners, lenders, attorneys, consultants and advisors who need or deem it useful to review such materials in connection with the Closing contemplated hereby, and to any governmental authority or in connection with any judicial, administrative or other legal proceedings, suits or actions, to the extent Purchaser is advised by counsel that it is required to do so, and then only after prior notice to Seller as to the nature and scope of such disclosure; and (iii) return all such materials to Seller (without retaining copies thereof) if the Closing does not occur for any reason.

(c)                                  Neither Seller nor Purchaser shall make any public announcement with respect to the purchase and sale of the Property without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that except as otherwise provided below no such announcement shall:  (i) be made unless the Closing has occurred; or (ii) make any reference to the Purchase Price or other material terms of this Agreement except to the extent that the same are a matter of public record or available to the public generally.  Notwithstanding the foregoing, Purchaser and Seller may make any such disclosures required by applicable laws affecting either party.

5.2                                 Termination of Property Contracts.  Seller shall also terminate, effective at Closing, all other Property Contracts not assumed by Purchaser as set forth below. Notwithstanding the provisions of the preceding sentence, within 3 Business Days hereof, Purchaser may notify Seller that it wishes to assume certain of the Property Contracts at Closing.  Seller agrees to assign such Property Contracts to Purchaser provided that:  (i) said Property Contracts are assignable, and (ii) Purchaser assumes all obligations and liabilities of Seller under any assigned Property Contracts from and after the Closing Date.

6.                                 Conditions Precedent, Casualty Damage or Condemnation.

6.1                                 Conditions Precedent.  In addition to any other conditions precedent in favor of Purchaser as may be set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.

(a)                                  Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing including, without limitation, Section 4.2.

(b)                                 On the Closing Date, all of the representations and warranties of Seller set forth in this Agreement shall continue to be true, accurate and complete in all material respects.

Notwithstanding the foregoing, if the conditions set forth in Sections 6.1(a) and (b) or any other condition of Closing shall not have been fulfilled on or before the Closing Date, Seller shall have the right in its sole discretion to extend the Closing Date for a period of up to thirty (30) days, exercisable by sending an Extension Notice in accordance with the provisions set forth in Section 4.2(d) above, in order to provide additional time for the fulfillment of such conditions.

6.2                                 Seller’s Obligations.  In addition to any other conditions precedent in favor of Seller as may be set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment by Purchaser of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

(a)                                  Purchaser’s performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

(b)                                 On the Closing Date, all of the representations and warranties of Purchaser set forth in this Agreement shall continue to be true, accurate and complete in all material respects.

6.3                                 Risk of Loss.  In the event that all or a portion of the Improvements are damaged or destroyed by fire or other casualty prior to the Closing Date such that the reasonably estimated cost to repair the same exceeds Five Million Dollars ($5,000,000) then Purchaser may, at Purchaser’s sole option, elect to either:

(a)                                  terminate this Agreement and receive back the Deposit, whereupon Seller and Purchaser shall have no further obligations or liabilities to each other under this Agreement except as otherwise provided herein; or

(b)                                 close the transaction contemplated by this Agreement.

If Purchaser elects to proceed pursuant to Section 6.3(b), Purchaser shall purchase the Property in accordance with the terms hereof except that (y) the Purchase Price shall be reduced by the amount of any applicable insurance deductible with respect to any damage or destruction of the Improvements by fire or other casualty (or such lesser amount as Purchaser and Seller reasonably agree to be necessary to repair the damage), and (z) Seller shall assign to Purchaser at Closing all insurance proceeds payable on account of such damage (less Seller’s reasonable cost to secure the same and less repair costs incurred by Seller with respect to such damage as documented to Purchaser’s reasonable satisfaction) and deliver to Purchaser any insurance proceeds previously paid to Seller on account of such damage and not already expended toward Seller’s reasonable cost of securing the same or restoration of the Improvements.  Purchaser shall be deemed to have elected to proceed under Section 6.3(b) unless, within twenty (20) days from notice of such casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.3(a).

6.4                                 Condemnation.  In the event that all or a material portion of the Real Property should be condemned or becomes the subject of condemnation proceedings or a threat of condemnation proceedings prior to the Closing such that the reasonably estimated loss of value as a result thereof exceeds Five Million Dollars ($5,000,000), Purchaser may, at Purchaser’s sole option, elect either to:

(a)                                  terminate this Agreement and receive back the Deposit, whereupon Seller and Purchaser shall have no further obligations or liabilities to each other under this Agreement except as otherwise provided herein; or

(b)                                 close the transaction contemplated by this Agreement.

In all other cases, or if Purchaser elects to proceed under Section 6.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds payable and still outstanding as a result of such condemnation (less Seller’s reasonable cost to secure the same and less repair costs incurred by Seller with respect to such taking as documented to Purchaser’s reasonable satisfaction) and deliver to Purchaser any condemnation proceeds previously paid to Seller on account of such condemnation (less Seller’s reasonable cost to secure the same).  Purchaser shall be deemed to have elected to proceed under Section 6.4(b) unless, within twenty (20) days of notice from Seller of the condemnation or condemnation proceedings or threat of condemnation proceedings, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a).

6.5                                 Leasing & Other Activities Prior to Closing.

(a)                                  From and after the date of this Agreement, Seller shall not enter into any lease or other occupancy agreement covering any portion of the Land or Improvements (a “Lease”) that would affect the Property after the Closing Date, without the written consent of Purchaser.

(b)                                 Seller shall not, from and after the date of this Agreement, enter into any Property Contracts or modifications, renewals or terminations of any existing Property Contracts, in each case that would affect the Property after the Closing Date, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  At all times prior to Closing, and subject to Sections 6.5(a) and (b), Seller shall continue to: (i) maintain the Property in its current condition, reasonable wear and tear and damage from casualty excepted, (ii) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted in all material respects, and (iii) insure the Property as is set forth in Exhibit 6.5(c).

7.                                 Representations, Warranties and Covenants.

7.1                                 Seller’s Representations.  Except as set forth in the Reports (as defined below) or as otherwise disclosed in writing to Purchaser, Seller warrants and represents to Purchaser as follows:

(a)                                  Legal Existence.  Seller is a limited liability company duly created, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Authority.  Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants and obligations on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

(c)                                  Consents.  No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

(d)                                 FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.  Seller’s taxpayer identification number is 04-3522201.

(e)                                  Bankruptcy.  Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debts as they become due.

(f)                                    Litigation.  To Seller’s knowledge, there are no actions, suits or proceedings (including, but not limited to, bankruptcy) pending or threatened against Seller or affecting Seller which, if determined adversely to Seller, would adversely affect the Property or Seller’s ability to perform its obligations hereunder.

(g)                                 Violations of Law.  Seller has not received any written notice or copy of notice from any governmental agency or other government instrumentality respecting Seller’s or the Property’s violation of any applicable governmental law, ordinance, rule or regulation or requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule, or regulation, which has not been previously cured.

(h)                                 Condemnation.  Seller has not received any written notice or copy of notice from any governmental agency or official to the effect that any condemnation proceeding is contemplated in connection with the Property.

(i)                                     Conflicts.  Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the certificate of organization or other organizational documents of Seller, (2) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority applicable to Seller, or (3) any agreement or instrument to which Seller is a party or by which it, or to its knowledge the Property, is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(j)                                     Property Contracts.  Purchaser acknowledges Seller has delivered or made available, true and complete copies of all Property Contracts (including all amendments or supplements thereto) including those listed on Exhibit 1(f); provided, however, that Seller shall not be deemed to be in breach of this Agreement if Seller unintentionally failed to provide to Purchaser only Property Contracts involving aggregate payments of less than $10,000 per year or which are terminable by the owner of the Property at no cost or expense (other than payment for services or materials through the date of termination) by upon not more than thirty (30) days’ written notice.  Seller has not, within the last year, received any written notice or copy of notice of any default under any Property Contract or other such contract agreement that has not been cured or waived.

(k)                                  Rights to Purchase. Seller has not granted any option agreements or rights of first refusal with respect to the purchase of Property or any other unexpired rights in favor of third persons to purchase or otherwise acquire the Property or any interest in the Property or any interest in Seller.

(l)                                     Zoning; Applicable Laws and Restrictions Governing Operation and Restrictions.  Seller has received no notice from any governmental entity that the Property, including its current use and operation and the parking at the Property, violates any currently applicable laws, regulations, ordinances, building codes, or rules of any applicable municipal, local, state, or federal jurisdiction, including, without limitation, zoning ordinances, building codes, or laws governing access for handicapped persons.  Seller has received no notice that the Property violates any restrictions, covenants, or similar agreements affecting the Property.

(m)                               Hazardous Materials.  Except as may be disclosed in the Reports (as defined in Section 7.5 below), Seller has not received any notices from any governmental authority or neighboring, upgradient or downgradient property owners regarding any noncompliance with or violation of any Environmental Requirements (as defined in Section 7.5 below) applicable to the Real Property or the presence or release of Hazardous Materials (as defined in Section 7.5 below) on or from the Real Property, except as disclosed in the Reports (as defined in Section 7.5 below).  During Seller’s ownership of the Property, Seller has neither made nor been requested to make, nor to its knowledge been required to make, any report or disclosure to any governmental authority relating to a release or threatened release of Hazardous Materials (as defined in Section 7.5 below) to or from the Property.

(n)                                 Personal Property.  All of the Personal Property listed in Exhibit 1(c) hereto shall be owned by the Seller on the Closing Date, free and clear of all liens, encumbrances and security interests.  Except as set forth in Exhibit 7.1(o) hereto, none of the Personal Property required for the operation, repair or maintenance of the Properties is leased from or owned by third-parties.

(o)                                 Brokers.  The Broker (as defined in Section 9 hereof) is the only Broker with whom Seller has dealt in connection with this purchase and sale.

(p)                                 Agreements with Governmental Authorities.  Seller has not entered into any unrecorded commitments or agreements with any governmental agencies or authorities affecting the Real Property that have not been disclosed to Purchaser as of the date hereof.

(q)                                 Taxes; Special Assessments.  No abatement proceedings are pending with reference to any real estate taxes assessed against the Real Property.  There are no betterment assessments or other special assessments presently pending or, to Seller’s knowledge,  proposed by any governmental authority with respect to any portion of the Property.

7.2                                 Seller; Seller’s Knowledge.  Whenever a representation is made to “the Seller’s knowledge,” or a term of similar import, the accuracy of such representation shall be based solely on the actual knowledge of Edward C. English and Alex Braginsky.  The representations and warranties of Seller set forth in or made pursuant to this Agreement shall survive the Closing Date for a period of six (6) months, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time.  In any event, the total liability of Seller for any breach of a representation and/or warranty set forth in or made pursuant to this Agreement by Seller shall not, in the aggregate, exceed Fifty Thousand Dollars ($50,000), and Seller shall have no liability for consequential or punitive damages resulting from such breach.  Seller shall have no liability for any breach of any representation or warranty set forth herein unless and until the aggregate amount of such liability exceeds Ten Thousand Dollars ($10,000).  Notwithstanding the foregoing, if, prior to the Closing, Purchaser obtains actual knowledge that any representation or warranty of Seller is untrue and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such matter regarding which Purchaser had actual knowledge prior to Closing.

7.3                                 Purchaser’s Representations.  Purchaser makes the following representations and warranties to Seller:

(a)                                  Legal Existence and Authority.  Purchaser is a duly formed, validly existing limited liability company under the laws of the Commonwealth of Massachusetts, is in good standing, and is authorized to enter into this Agreement and consummate the transactions contemplated hereby; each of the individuals executing this Agreement on Purchaser’s behalf is authorized to do so, and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)                                 Litigation.  There are no actions, suits or proceedings, including but not limited to bankruptcy, pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(c)                                  Conflicts.  Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) to Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

(d)                                 Governmental Approvals.  No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

(e)                                  Taxpayer I.D.  Purchaser’s taxpayer identification number is 04-3549299.

The representations and warranties of Purchaser as set forth in or made pursuant to this Agreement shall survive the Closing for a period of six (6) months, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time.

7.4                                 Property Conveyed “As Is”.  Other than as expressly set forth in this Agreement, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (a) the nature and condition of the Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Real Property or the Improvements, and the suitability thereof and of the Property for any and all activities and uses which Purchaser may elect to conduct thereon, and the existence of any Hazardous Materials (as defined below) thereon, (b) the compliance of the Property with any law, rule, regulation or ordinance to which the Property is or may be subject, (c) except as provided in the Deed (as defined below), the condition of title to the Property or the nature and extent of any right of way, lease, license, reservation or contract, (d)

the profitability or losses or expenses relating to the Property and the businesses conducted in connection therewith, (e) the value of the Property, (f) the existence, quality, nature or adequacy of any utility servicing the Property, (g) the physical condition of the Property, and (h) the legal or tax consequences of this Agreement or the transactions contemplated hereby.  Purchaser acknowledges that except as expressly set forth in Section 7.1, Seller has not made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than Seller and which will be provided, or made available, to Purchaser including, without limitation, the Inspection Records, or the methods employed by the preparers of such items.  Purchaser acknowledges that, as of the date hereof, it has had a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property as Purchaser, in its sole and absolute discretion, may determine.  Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, and other than as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, suitability or fitness for a particular purpose or otherwise.  Except for Seller’s representations set forth in Sections 7.1 and 9, Purchaser is purchasing the Property solely in reliance on Purchaser’s own investigations and those of Purchaser’s agents, and Purchaser is not relying on any statements, information, and/or other material provided by Seller or Seller’s agents.

7.5                                 Certain Reports.  Seller has provided or will provide to Purchaser promptly upon execution of this Agreement true and complete copies of certain reports that are in Seller’s possession relating to the physical and environmental condition of the Property, which reports are listed on Exhibit 7.5 hereto (collectively, the “Reports”).  For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains:  (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as hereinafter defined) or the common law, or any other applicable law related to the Property.  Hazardous Materials shall include, without limitation, any substance, the presence of which on the Real Property: (a) requires reporting, investigation or remediation under Environmental Requirements; (b) causes or threatens to cause a nuisance on the Real Property or adjacent property or poses or threatens to pose a hazard to health or safety of persons on the Real Property or adjacent property; or (c) which, if emanated or migrated from the Real Property, could constitute a trespass.  For purposes of this Agreement, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

8.                                 Closing.

8.1                                 Closing Date.  Subject to Seller’s right to extend the Closing Date as provided in this Agreement, the closing hereunder shall take place at the office of Seller’s counsel, Goodwin Procter LLP, Exchange Place, Boston, Massachusetts at 10:00 a.m., or through customary closing arrangements reasonably acceptable to Seller and Purchaser (the “Closing”), in either case on October 18, 2005 (as the same may be extended in accordance with this Agreement, the “Closing Date”).

8.2                                 Seller’s Deliveries.  At or prior to the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense pursuant to customary closing escrow arrangements reasonably satisfactory to Seller and Purchaser, each of the following items:

(a)                                  A quitclaim deed (the “Deed”) duly executed and acknowledged by Seller, substantially in the form attached hereto as Exhibit 8.2(a), subject only to the Permitted Exceptions and the matters referred to in Section 1(a) and together with the benefit of the matters referred to in Section 1(a).  The acceptance of the Deed by Purchaser or its nominee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after delivery of the Deed.

(b)                                 A duly executed and acknowledged original bill of sale and general assignment substantially in the form attached hereto as Exhibit 8.2(b).

(c)                                  All keys to all locks on the Property.

(d)                                 A non-foreign person affidavit in customary form sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

(e)                                  A certificate in the form attached hereto as Exhibit 8.2(e) stating that all representations and warranties made by Seller in this Agreement remain true, complete and correct in all material respects as of the Closing Date, except as otherwise provided in such certificate.

(f)                                    Such evidence, certificates or documents as may be reasonably required by the Title Company relating to:  (i) mechanics’ or suppliers’ liens; (ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property, and in any event, copies of Seller’s legal existence certificate from the State of Delaware and appropriate votes and authorizations to enter into and close the transaction contemplated herein.

(g)                                 All Property Contracts and all other documents in the possession of Seller or its property manager relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, surveys, guaranties and warranties.

(h)                                 A duly executed original counterpart of a closing statement in accordance herewith.

(i)                                     A duly executed Lease (the “Praecis Lease”) between Purchaser, as Landlord, and PRAECIS PHARMACEUTICALS INCORPORATED (“Praecis”), as Tenant, substantially in the form attached hereto as Exhibit 8.2(i).

(j)                                     All books and records relating to the Property and its operation and management, including, but not limited to, all financial records, reports and statements in Seller’s possession or control.

(k)                                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

8.3                                 Purchaser’s Deliveries.  At or prior to the Closing, Purchaser shall deliver the following items pursuant to customary closing escrow arrangements reasonably satisfactory to Seller and Purchaser:

(a)                                  By wire transfer of immediately available federal funds, the Purchase Price, less the amount of the Deposit and as adjusted for the prorations provided for in this Agreement.

(b)                                 Duly executed and acknowledged original counterparts of Seller’s deliveries 8.2 (b) and (i).

(c)                                  Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property, and in any event, copies of Seller’s legal existence certificate from the State of Delaware and appropriate votes and authorizations to enter into and close the transaction contemplated herein.

(d)                                 A certificate in the form attached hereto as Exhibit 8.3(d) stating that all representations and warranties made by Purchaser in this Agreement remain true, correct and complete in all material respect as of the Closing Date, except as otherwise provided in such certificate.

(e)                                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

8.4                                 Costs and Prorations.

(a)                                  Closing Costs.  Purchaser and Seller shall each pay their own legal fees related to the negotiation and preparation of this Agreement and all documents required to settle the transaction contemplated hereby.  Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all survey costs, (iii) all recording fees (other than to discharge Seller Encumbrances), and (iv) all title insurance premiums and title examination costs.  Seller shall pay (i) all transfer taxes, deed stamps or similar amounts and (ii) all recording fees associated with the discharge of Seller Encumbrances.  Purchaser and Seller shall each pay fifty percent (50%) of any escrow charges of the Escrow Agent related to the Deposit and the Closing.  All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

(b)                                 Prorations.  The following shall be prorated between Seller and Purchaser as of the Closing Date:

(i)                                     all real estate taxes and general or special assessments on the Real Property based on the most recently ascertainable taxes.  Seller shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Purchaser shall be responsible for all such taxes allocable to any period from and after the Closing Date.  If any taxes or assessments relating to the period prior to the Closing are paid in installments, then Seller shall pay on or before the Closing Date any remaining installments with respect to such taxes or assessments.  If, at the time of Closing, the tax rate has not yet been fixed, the taxes shall be prorated based upon the tax rate established for the previous tax year applied to the latest assessed value; provided, however, that Seller and Purchaser agree that to the extent the actual taxes for the current year differ from the amount so apportioned at Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing.

(ii)                                  to the extent Property Contracts are not terminated pursuant to Section 5.3, Seller shall be credited for prepaid sums under such Property Contracts and Purchaser shall be credited for any amounts due or accrued thereunder as of Closing; and

(iii)                               to the extent that utility meters are not read and final bills rendered as of the day immediately preceding the Closing Date as set forth below, water, sewer, electricity and other public utility charges with respect to the Property shall be prorated effective as of the day immediately preceding the Closing Date utilizing an estimate of such charges reasonably approved by both Purchaser and Seller based on prior utility bills.

Seller shall request and use reasonable efforts to obtain a final reading of all water, sewer, electricity, gas and other public utility meters as of the day immediately preceding the Closing Date and shall promptly pay any bills rendered pursuant to such meter readings.

All prorations and closing payments shall be made on the basis of a closing statement reasonably approved by Purchaser and Seller.  Except as otherwise stated, in the event any of the prorations or apportionments made under this Section 8.4 shall prove to be incorrect for any reason, then any party shall be entitled to a prompt adjustment to correct the same.  Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available.  The provisions of this Section 8.4 shall survive the Closing for a period of twelve (12) months.  Purchaser and Seller acknowledge that, except as otherwise expressly provided herein, the purpose and intent of the provisions set forth in this Section 8.4 and elsewhere in this Agreement as to prorations and apportionments is that Seller shall bear all expenses of the ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all income accruing thereafter.  Any revenues and/or expenses affecting the Property that are not otherwise specifically addressed in Section 8.4(a) shall be apportioned consistently with the foregoing provisions.

8.5                                 Possession.  Possession of the Property (including the Personal Property in its current condition, reasonable wear and tear and damage by casualty excepted) shall be delivered to Purchaser by Seller at the Closing, subject only to the rights of Praecis under the Praecis Lease, rights arising under any Property Contracts not terminated by Seller pursuant to Section 5.3, and rights arising under any of the Permitted Exceptions.

9.                                 Praecis Lease.  In consideration of Buyer purchasing the Property, Praecis, as the sole member of Seller, agrees that it shall lease approximately 65,464 rentable square feet of space in the south wing of the Building on the terms as set forth in the Praecis Lease attached hereto as Exhibit 8.2(i).

10.                           Real Estate Commissions.  If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Richards Barry Joyce and Partners LLC (“Broker”) pursuant to a separate agreement between Seller and Broker.  Such commissions shall be paid in full at Closing.  Purchaser shall have no obligation whatsoever to make any payment to Broker in connection with the purchase and sale of the Property.  Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing to any party other than Broker in connection with this transaction based on any action or contact by such party, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all loss, liability, claim, cause of action, damage, cost or other expense of any nature whatsoever, including, without limitation, reasonable attorneys’ fees and expenses resulting from a breach of such representation and warranty.  The provisions of this Section 9 shall survive the Closing or earlier termination of this Agreement.

11.                           Termination and Default.

11.1                           Termination by Purchaser.  If this Agreement is terminated by Purchaser pursuant to its rights to terminate as provided elsewhere in this Agreement, the Deposit shall promptly be returned to the Purchaser by the Escrow Agent and the parties hereto shall have no further obligations hereunder, except as otherwise stated herein.

11.2                           Purchaser’s Default.  Subject to Section 5.2, if Purchaser defaults in its obligation to purchase the Property subject to and in accordance with the terms of this Agreement, the Deposit shall, subject to the procedures set forth in Section 12 of this Agreement, promptly be paid to Seller by the Escrow Agent as liquidated damages for Purchaser’s default and as Seller’s sole and exclusive remedy at law, in equity or otherwise for such default (it being agreed by Seller and Purchaser that it is now, and at the time of such default will be, difficult or impracticable to ascertain Seller’s actual damages and that such liquidated amount represents reasonable compensation to Seller).

11.3                           Seller’s Default.  In the event of Seller’s default hereunder, Purchaser may, as its sole and exclusive remedy at law or in equity, either (i) terminate this Agreement by giving written notice to Seller, in which case the Deposit shall, subject to the procedures set forth in Section 12 of this Agreement, promptly be returned to Purchaser by the Escrow Agent, or (ii) Purchaser may institute and prosecute an action to compel specific performance hereunder by Seller.  Pursuant to this Section 10.3, Seller’s default explicitly shall not mean Seller’s failure to comply with any deliveries or conditions to closing where such deliveries or conditions require performance by third parties and Seller has made commercially reasonable efforts to obtain such deliveries or fulfill such conditions.

12.                           Miscellaneous.

12.1                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties.  All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

12.2                           Binding On Successors and Assigns.  Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.3                           Assignment by Purchaser.  Upon notice to Seller at least three (3) Business Days prior to the Closing Date, Purchaser may assign its rights under this Agreement without Seller’s consent to any Affiliate of Purchaser, but such Affiliate shall make no further assignment of this Agreement without Seller’s prior written consent, and Affiliate shall expressly assume all obligations of Seller under this Agreement.  Purchaser shall provide a copy of the instrument effecting such assignment to Seller.  Notwithstanding any such assignment of this Agreement by Purchaser, Purchaser shall remain jointly and severally liable under the terms of this Agreement.  As used herein, Affiliate means any entity controlled by, controlling, or under common control with Purchaser, and the various uses of the word “control” mean the ability to direct the decisions or actions of the entity in question.

12.4                           Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

12.5                           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.  Seller, Purchaser and their respective assignees hereby consent to the jurisdiction of any federal or state court located in the Commonwealth of Massachusetts.

12.6                           Counterparts.  This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts.  All counterparts shall collectively constitute a single agreement.

12.7                           Notices.  All communications hereunder shall be in writing, personally delivered or mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by Federal Express or another nationally recognized overnight commercial courier against receipt, or sent by facsimile providing that a confirming copy is simultaneously sent by Federal Express or other nationally recognized overnight commercial courier:

(i)                                     if to Seller at:

830 Winter Street

Waltham, MA

Attention: Edward C. English

Facsimile: (781) 890-7469

with a copy to:

Michael J. Litchman, Esq.

Goodwin Procter LLP

Exchange Place

Boston, MA 02109-2881

Facsimile: (617) 523-1231

(ii)                                  if to Purchaser at:

Intercontinental Real Estate Investment Fund III, LLC

1270 Soldiers Field Road

Boston, MA  02135

Attention: Greg Shay

Facsimile no. (617) 254-1751

with a copy to:

Bradley & Associates

1270 Soldiers Field Road

Boston, MA  02135

Facsimile no. (617) 782-9442

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused.  Each party may designate a new address by written notice to the other in accordance with this Section 11.7.  The inability to deliver a notice because of a changed address of which proper notice was not given shall be deemed a refusal of such notice.

12.8                           Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.  The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

12.9                           IRS Real Estate Sales Reporting.  Purchaser, Seller and Escrow Agent hereby agree and acknowledge that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).  Purchaser and Seller shall reasonably cooperate in connection with such filings.

12.10                     Time Periods.  In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

12.11                     Modification of Agreement.  No modification of this Agreement shall be deemed effective unless in writing and signed by the party to be charged.  Without limiting the foregoing, the written consent of the Escrow Agent shall not be necessary to change any provision of this Agreement that does not affect the responsibilities of Escrow Agent.

12.12                     Further Instruments.  Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

12.13                     Descriptive Headings.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

12.14                     Time of the Essence.  Time is of the essence with respect to each of the material provisions of this Agreement.

12.15                     Business Day.  As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in The Commonwealth of Massachusetts.

12.16                     Construction of Agreement.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

12.17                     Execution by Officer of Seller.  This Agreement is executed on behalf of Seller by an officer of the managing member of Seller, acting in his/her capacity as such officer, and not individually.  Purchaser and each person dealing with Seller, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Seller for satisfaction of any obligations of Seller, and they further agree that no investor, partner, owner, advisor, manager, employee, officer, director or agent of Seller shall have any personal liability hereunder or otherwise.

12.18                     Execution by Officer of Purchaser.  This Agreement is executed on behalf of Purchaser by an officer of Purchaser, acting in his/her capacity as an officer of the Purchaser and not individually.  Seller and each person dealing with Purchaser, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Purchaser for satisfaction of any obligations of Purchaser, and they further agree that no stockholder, advisor, manager, employee, officer, director or agent of Purchaser shall have any personal liability hereunder or otherwise.

12.19                     JURY TRIAL WAIVER.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.20                     Survival.  Any obligations of Seller or Purchaser hereunder, including, without limitation, contractual indemnities, which are not liquidated on the Closing Date or which by their terms may arise after the Closing Date, shall survive the Closing subject, however, to any limitations on survival expressly set forth in this Agreement.

12.21                     Submission Not an Offer or Option.  The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Purchaser or Seller does not constitute an offer by Seller or Purchaser to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Purchaser and Seller in their sole discretion is executed and delivered by both Seller and Purchaser.

13.                           General Escrow Provisions.  The obligations and rights of the Escrow Agent under this Agreement shall be subject to the following terms and conditions:

(a)                                  The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent.  Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

(b)                                 Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, or for anything which Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct or gross negligence.

(c)                                  Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent.  Escrow Agent may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

(d)                                 If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such three (3) Business Day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser.  If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.  Notwithstanding anything to the contrary set forth above, no such notice by Escrow Agent shall be given and no notice of objection may or shall be given by Seller in the event Purchaser terminates this Agreement as set forth in Section 5.2, and in such event Escrow Agent shall promptly pay the Deposit together with all interest thereon to Purchaser.

(e)                                  In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.

(f)                                    Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Agent (except to the extent the Escrow Agent willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent, except that neither Purchaser nor Seller shall have any obligation to pay Escrow Agent any fee for escrow services hereunder.

(g)                                 Escrow Agent in its sole discretion shall have the right to resign as Escrow Agent under this Agreement, provided that it shall provide both Purchaser and Seller with at least thirty (30) days written notice of such resignation pursuant to the notice provisions of Section 11.7 of this Agreement.  Upon any such resignation, Escrow Agent shall transfer the Deposit and any interest earned thereon to a successor Escrow Agent jointly approved by Purchaser and Seller, whereupon the original Escrow Agent shall have no further obligation or liability whatsoever as Escrow Agent under this Agreement.

(h)                                 The parties hereby acknowledge and agree that Federal Deposit Insurance for the Deposit, if any, is limited to a cumulative maximum amount of $100,000 for each individual depositor for all of the depositor’s accounts at the same or related institution.  The parties further hereby acknowledge and agree that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by Federal Deposit Insurance.  The parties acknowledge and agree that Escrow Agent shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the Deposit.  Further, the parties understand that Escrow Agent assumes no responsibility for, nor will the parties hold the same liable for, any loss occurring which arises from the fact that (x) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor’s account or accounts to exceed $100,000, (y) that this excess amount is not insured by the Federal Deposit Insurance Corporation, or (z) that Federal Deposit Insurance is not available on certain types of bank instruments.

(i)                                     Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Agent of an interpleader action in such court.  The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

(j)                                     The rights and immunities of Escrow Agent hereunder shall apply equally to its partners, of counsel, associates, employees, affiliates and agents.

(k)                                  All of Escrow Agent’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit as set forth above.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal and as of the date first written above.

SELLER:

830 WINTER STREET LLC

By:	PRAECIS PHARMACEUTICALS
INCORPORATED, its sole member

By:	/s/ Edward C. English
Name: Edward C. English
Title: Vice President and Chief Financial Officer

PURCHASER:

INTERCONTINENTAL REAL ESTATE INVESTMENT FUND III, LLC

By: Intercontinental Real Estate Corporation

By:	/s/ Peter Palandjian
Name: Peter Palandjian
Title: President & Treasurer

RECEIPT BY THE ESCROW AGENT

This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this 12th day of October, 2005 and by its execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to the Escrow Agent in its role as escrow agent pursuant to Sections 3, 10, 11.11 and 12 of this Agreement.

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ John F. Shea
Name: John F. Shea
Title: Underwriter

Exhibits

Exhibit 1(a)	-	Description of Land
Exhibit 1(c)	-	Schedule of Tangible Personal Property
Exhibit 1(f)	-	Schedule of Property Contracts
Exhibit 4.1	-	Title Commitment
Exhibit 5.1	-	Property Information
Exhibit 6.5(c)	-	Insurance
Exhibit 7.1(o)	-	Leased Personal Property
Exhibit 7.5	-	Schedule of Reports
Exhibit 8.2(a)	-	Form of Deed
Exhibit 8.2(b)	-	Form of Bill of Sale and General Assignment
Exhibit 8.2(e)	-	Updated Seller Representation Certificate
Exhibit 8.2(i)	-	Form of Praecis Lease
Exhibit 8.3(d)	-	Updated Purchaser Representation Certificate